Exhibit 99.1

FOR IMMEDIATE RELEASE

NOVEMBER 5, 2010

Contact:                                                 Jill McMillan, Director, Public & Industry Affairs

Phone: (214) 721-9271

Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY REPORTS THIRD-QUARTER 2010 RESULTS

DALLAS, November 5, 2010 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) today reported earnings for the third-quarter 2010.

Third-Quarter 2010 — Crosstex Energy, L.P. Financial Results

The Partnership realized adjusted EBITDA of $47.8 million and distributable cash flow of $22.6 million for the third quarter of 2010, compared with adjusted EBITDA of $41.3 million and distributable cash flow of $16.8 million for the third quarter of 2009. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of these non-GAAP measures to net income (loss) in the tables at the end of this news release.

The Partnership’s net loss of $3.7 million for the third quarter of 2010 compares with $74.2 million of net income for the third quarter of 2009 which included $93.5 million of income related to discontinued operations.

“We are pleased with our solid results for the third quarter. The previously announced resumption of our distribution and dividend payments, a benchmark achievement for us, reflects the successful execution of our business plan,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We believe we are well positioned for the future as we have renewed financial strength and continue to carry out our strategy with discipline.”

The Partnership’s third-quarter 2010 gross operating margin of $83.7 million rose $1.1 million versus the third quarter of 2009. The increase was primarily the result of growth in the Partnership’s natural gas liquids (NGL) business. Gross operating margin is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a calculation of this non-GAAP measure in the tables at the end of this news release.

The Partnership reports results by operating segment principally based on regions served. Reportable segments consist of the natural gas gathering, processing and transmission operations located in north Texas (NTX); the pipelines and processing plants located in Louisiana (LIG); and the south Louisiana processing and NGL assets, including gas and NGL marketing activities (PNGL). Operating activity for assets sold in the comparative periods that were not considered discontinued operations is shown in the corporate segment. Each business

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segment’s contribution to the third-quarter 2010 operating margin change versus the third-quarter 2009, and the factors affecting those contributions, are described below:

•                  The PNGL segment’s gross operating margin rose $3.1 million primarily due to increased NGL marketing and fractionation activity and higher processed volumes. The NGL business continues to be an area of emphasis in the Partnership’s growth strategy.

•                  The LIG segment’s gross operating margin increased $0.4 million, primarily the result of firm transport margin growth of approximately $1.9 million due to new contracts on the northern part of the system serving Haynesville Shale producers. This was partially offset by a $1.2 million decline from gas processing due to a lower NGL-to-gas price ratio in the current quarter.

•                  The NTX segment’s gross operating margin declined by $0.9 million. The margin impact of lower gathering volumes was somewhat offset by system optimization and higher volumes on the transmission system for the third quarter of 2010 versus the third-quarter 2009. It is expected that the recently announced expansions and supply additions to the Partnership’s north Texas gathering system should increase volumes significantly in 2011.

•                  The corporate segment’s gross operating margin, which included 2009 margins for assets that were sold and not considered discontinued operations, decreased $1.5 million due to the January 2010 sale of the Partnership’s east Texas assets.

The Partnership’s third-quarter 2010 operating expenses of $26.5 million declined $2.5 million, or nine percent, from the third quarter of 2009.  The decrease primarily resulted from reductions in plant lease and compressor rental costs, workforce reductions and asset sales. This was partially offset by increased repair and maintenance costs. General and administrative expenses declined $4.8 million, or 30 percent, versus the third quarter of 2009 largely due to lower labor costs, including the impact of 2009 workforce reductions, and lower professional fees and services costs. Depreciation and amortization expense for the third quarter of 2010 decreased $2.1 million or seven percent, compared with the third quarter of 2009 due to the extension of the useful lives of various assets in accordance with the findings of an engineering study completed in the fourth quarter of 2009. Interest expense declined to $20.3 million for the third quarter of 2010 from $27.9 million for the third quarter of 2009 primarily due to expense associated with interest rate swaps included in the third quarter of 2009 and reductions in debt outstanding beyond amounts associated with asset sales.

The net loss per basic limited partner common unit for the third quarter of 2010 was $0.13 compared with net income of $1.46 per basic common unit for the third quarter of 2009. The 2009 income per basic limited partner common unit included $1.81 of net income on discontinued operations.

Third Quarter 2010 — Crosstex Energy, Inc. Financial Results

The Corporation reported a $2.0 million net loss for the third quarter of 2010 compared with net income of $15.5 million for the third-quarter 2009.  The Corporation’s loss from continuing operations before income taxes (which includes interest of non-controlling partners in the net loss of the Partnership) was $4.2 million for the third quarter of 2010 compared to a loss of $19.6 million for the third quarter of 2009.

In accordance with U.S. accounting standards, the Partnership and the Corporation classified certain assets, liabilities and results of their operations as discontinued operations for the 2009 accounting periods presented. Included in this release are tables of selected financial data where amounts have been reclassified as discontinued operations for the 2009 periods presented.

Crosstex to Hold Earnings Conference Call Today

The Partnership and the Corporation will hold their quarterly conference call to discuss third-quarter 2010 results today, November 5, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The dial-in number for the call is 1-888-680-0894. Callers outside the United States should dial 1-617-213-4860. The passcode for all callers is 23956365. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=P3NTQWAN8. Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference call by bypassing the operator upon connection. Interested parties also can access a live webcast of the call on the Investors page of Crosstex’s website at www.crosstexenergy.com.

After the conference call, a replay can be accessed until February 4, 2011, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay. The passcode for all callers listening to the replay is 79275844. Interested parties also can visit the Investors page of Crosstex’s website to listen to a replay of the call.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that the Partnership refers to as gross operating margin, adjusted EBITDA and distributable cash flow. Gross operating margin is defined as revenue minus purchased gas. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairments, loss on extinguishment of debt, stock-based compensation, noncash derivative items, gain on the sale of assets and other miscellaneous noncash items. Distributable cash flow is defined as earnings before certain noncash charges and the gain on the sale of assets less maintenance capital expenditures. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.

Gross operating margin, adjusted EBITDA and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, they should not be seen as measures of liquidity or a substitute for metrics prepared in accordance with GAAP. A reconciliation of these measures to net income (loss) is included among the following tables.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s and the Corporation’s guidance and future outlook (including future volumes), distribution and dividend guidelines and future estimates, financing plans, financial condition, liquidity and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the Partnership’s profitability is dependent upon prices and market demand for natural gas and NGLs; (2) the Partnership’s substantial indebtedness could limit its flexibility and adversely affect its financial health; (3) the Partnership may not be able to obtain funding due to the deterioration of the credit and capital markets and current economic conditions; (4) the Partnership and the Corporation do not have diversified assets; (5) drilling levels may decrease due to deterioration in the credit and commodity markets; (6) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (7) the Partnership’s use of derivative financial instruments does not eliminate its exposure to fluctuations in commodity prices and interest rates; (8) the Partnership may not be successful in balancing its purchases and sales; (9) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets; (10) the level of the Partnership’s processing operations may decline for similar reasons; (11) operational, regulatory and other asset-related risks, including weather conditions such as hurricanes, exist because a significant portion of the Partnership’s assets are located in southern Louisiana; and (12) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

(Tables follow)

CROSSTEX ENERGY, L.P.

Selected Financial Data

(All amounts in thousands except per unit numbers)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Midstream revenues	$454,735	$389,822	$1,365,441	$1,150,728
Purchased gas and NGLs	371,072	307,272	1,116,573	920,151

Gross operating margin	83,663	82,550	248,868	230,577

Operating costs and expenses:
Operating expenses	26,476	29,027	78,365	84,733
General and administrative	11,277	16,051	35,669	43,616
Gain on sale of property	(588)	(356)	(14,367)	(899)
(Gain) loss on derivatives	1,582	(1,672)	6,872	(6,723)
Impairments	—	900	1,311	900
Depreciation and amortization	28,185	30,255	82,097	89,924
Total operating costs and expenses	66,932	74,205	189,947	211,551

Operating income	16,731	8,345	58,921	19,026

Interest expense, net of interest income	(20,334)	(27,868)	(67,188)	(67,125)
Loss on extinguishment of debt	—	—	(14,713)	(4,669)
Other income	109	570	314	735
Total other income (expense)	(20,225)	(27,298)	(81,587)	(71,059)
Loss from continuing operations before non-controlling interest and income taxes	(3,494)	(18,953)	(22,666)	(52,033)
Income tax provision	(161)	(369)	(809)	(1,244)
Loss from continuing operations, net of tax	(3,655)	(19,322)	(23,475)	(53,277)
Income (loss) from discontinued operations, net of tax	—	(3,962)	—	4,378
Gain from sale of discontinued operations, net of tax	—	97,423	—	97,423
Net income (loss)	(3,655)	74,139	(23,475)	48,524
Less: Net income (loss) from continuing operations attributable to the non-controlling interest	13	(50)	(11)	(9)
Net income (loss) attributable to Crosstex Energy, L.P.	$(3,668)	$74,189	$(23,464)	$48,533
Preferred interest in net income attributable to Crosstex Energy, L.P.	$3,676	$—	$9,926	$—
Beneficial conversion feature attributable to preferred units	$—	$—	$22,279	$—
General partner interest in net income (loss)	$(820)	$681	$(3,596)	$(1,210)
Limited partners’ interest in net income (loss) attributable to Crosstex Energy, L.P.	$(6,524)	$73,508	$(52,074)	$49,743
Net income (loss) attributable to Crosstex Energy, L.P. per limited partners’ unit:
Basic common unit	$(0.13)	$1.46	$(1.02)	$0.32
Diluted common unit	$(0.13)	$1.44	$(1.02)	$0.31
Basic and diluted senior subordinated series D unit	$—	$—	$—	$8.85
Weighted average limited partners’ units outstanding:
Basic common units	50,142	49,077	49,872	47,825
Diluted common units	50,142	49,752	49,872	49,292
Series A convertible preferred units outstanding	14,706	—	14,706	—

CROSSTEX ENERGY, L.P.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow

(All amounts in thousands except ratios and per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net income (loss) attributable to Crosstex Energy, L.P.	$(3,668)	$74,189	$(23,464)	$48,533
Depreciation, amortization and impairments (1)	28,112	31,083	83,189	90,607
Stock-based compensation	1,860	2,354	7,106	6,276
Interest expense, net	20,334	27,868	67,188	67,125
Loss on extinguishment of debt	—	—	14,713	4,669
Gain on sale of property	(588)	(356)	(14,367)	(899)
(Income) loss from discontinued operations, net of tax	—	3,962	—	(4,378)
Gain from sale of discontinued operations, net of tax	—	(97,423)	—	(97,423)
Noncash derivatives, taxes and other	1,720	(425)	2,352	1,450
Adjusted EBITDA from continuing operations	47,770	41,252	136,717	115,960

Interest expense (2)	(20,334)	(22,558)	(63,538)	(65,233)
Cash taxes and other cash expenses	(285)	(495)	(1,184)	(1,788)
Maintenance capital expenditures	(4,555)	(1,364)	(8,876)	(4,727)
Distributable cash flow from continuing operations	$22,596	$16,835	$63,119	$44,212
Actual distribution (common and preferred)	$16,832	$—	$23,082	$—
Distribution coverage	1.34	n/a	2.73	n/a

Distributions declared per limited partner unit	$0.25	$—	$0.25	$—
Distributions declared per preferred unit	$0.25	$—	$0.68	$—

(1)

Excludes minority interest share of depreciation and amortization of $73 thousand and $219 thousand for the three months and nine months ended September 30, 2010, respectively, and $72 thousand and $217 thousand for the three months and nine months ended September 30, 2009, respectively.

(2)

Excludes $678 thousand of debt issuance cost amortization and $894 thousand of senior secured note make-whole and call premium paid-in-kind interest resulting from repayment of such notes from the proceeds of the preferred unit sale and an asset sale for the nine months ended September 30, 2010.

CROSSTEX ENERGY, L.P.

Operating Data

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Pipeline Throughput (MMBtu/d)
LIG	883,000	898,000	895,000	906,000
NTX - Gathering	736,000	784,000	737,000	802,000
NTX - Transmission	344,000	314,000	342,000	313,000
Corporate (1)	—	31,000	—	33,000
Total Gathering and Transmission Volume	1,963,000	2,027,000	1,974,000	2,054,000

Natural Gas Processed (MMBtu/d)
PNGL	878,000	779,000	886,000	697,000
LIG	284,000	268,000	285,000	262,000
NTX	224,000	220,000	210,000	224,000
Total Gas Volumes Processed	1,386,000	1,267,000	1,381,000	1,183,000

Commercial Services Volume (MMBtu/d)	123,000	95,000	73,000	87,000

Realized weighted average
Natural Gas Liquids price ($/gallon)	0.93	0.84	0.99	0.74
Actual weighted average
Natural Gas Liquids-to-Gas price ratio	237%	268%	245%	206%

North Texas Gathering (2)
Wells connected	26	11	84	72

(1)          Includes volumes for assets sold and not considered discontinued operations.

(2)          North Texas Gathering wells connected are as of the last day of the period and include Centralized Delivery Point (“CDP”) connections where Crosstex connects multiple wells at a single meter station.

CROSSTEX ENERGY, INC.

Selected Financial Data

(All amounts in thousands except per unit numbers)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Midstream revenues	$454,735	$389,822	$1,365,441	$1,150,728
Purchased gas and NGLs	371,072	307,272	1,116,573	920,151

Gross operating margin	83,663	82,550	248,868	230,577

Operating costs and expenses:
Operating expenses	26,476	29,027	78,365	84,733
General and administrative	11,964	16,674	37,900	45,638
Gain on sale of property	(588)	(356)	(14,367)	(899)
(Gain) loss on derivatives	1,582	(1,672)	6,872	(6,723)
Impairments	—	900	1,311	900
Depreciation and amortization	28,203	30,274	82,153	89,980
Total operating costs and expenses	67,637	74,847	192,234	213,629

Operating income	16,026	7,703	56,634	16,948

Interest expense, net of interest income	(20,334)	(27,868)	(67,184)	(67,126)
Loss on extinguishment of debt	—	—	(14,713)	(4,669)
Other income	109	575	314	784
Total other income (expense)	(20,225)	(27,293)	(81,583)	(71,011)
Loss from continuing operations before income taxes	(4,199)	(19,590)	(24,949)	(54,063)
Income tax benefit (provision)	1,536	2,462	5,325	2,406
Loss from continuing operations, net of tax	(2,663)	(17,128)	(19,624)	(51,657)
Income (loss) from discontinued operations, net of tax	—	(3,361)	—	3,812
Gain from sale of discontinued operations, net of tax	—	84,827	—	84,827
Net income (loss)	(2,663)	64,338	(19,624)	36,982
Less: Interest of non-controlling partners in the Partnership’s net income (loss):
Interest of non-controlling partners in the Partnership’s continuing operations	(683)	(12,231)	(10,061)	(32,852)
Interest of non-controlling partners in the Partnership’s discontinued operations	—	(2,342)	—	2,851
Interest of non-controlling partners in the Partnership’s gain on sale of discontinued operations	—	63,445	—	63,445
Total Interest of non-controlling partners in the Partnership’s net income (loss)	(683)	48,872	(10,061)	33,444
Net income (loss) attributable to Crosstex Energy, Inc.	$(1,980)	$15,466	$(9,563)	$3,538
Net income (loss) per common share:
Basic and diluted	$(0.04)	$0.33	$(0.20)	$(0.08)
Weighted average shares outstanding:
Basic	46,887	46,488	46,677	46,462
Diluted	46,887	46,550	46,677	46,515
Dividends declared per common share	$0.07	—	$0.07	—